Exhibit 99.1

AptarGroup Reports Record Fourth Quarter and Annual Earnings

CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--February 4, 2016--AptarGroup, Inc. (NYSE:ATR) today reported record fourth quarter and annual net income and earnings per share.

Summary

  Reported record annual and fourth quarter net income and earnings per share despite foreign currency headwinds.
  Reported earnings per share rose 8% for the year and fourth quarter over prior year levels.
  Comparable adjusted earnings per share increased 21% for the year and 18% in the fourth quarter over prior year levels.
  Improved operating margins across each business segment drove adjusted EBITDA(1) margin to 20% for 2015 compared to 18% in the prior year (19% in the fourth quarter compared to 17% in the prior year fourth quarter).
  Achieved adjusted ROIC(2) of 14% for 2015 compared to 13% in the prior year.
  Paid increased annual dividends for the 22nd consecutive year (current annualized dividend is $1.20 per share).
  Fourth quarter adjusted earnings per share were $0.67 compared to currency-adjusted earnings per share of $0.57 in the prior year (fourth quarter 2015 adjusted earnings per share exclude a positive impact of $0.03 per share ($2.9 million of pre-tax income) related to a gain on an insurance recovery, and a negative impact of $0.02 per share ($1.9 million of pre-tax expense) related to costs associated with the Mega Airless acquisition).
(1) Adjusted EBITDA is earnings excluding unusual items before net interest, taxes, depreciation and amortization; see “Presentation of Non-GAAP Information” and accompanying tables for further information.
(2) ROIC is return on invested capital calculated by taking adjusted after-tax EBIT (earnings before net interest and taxes) and dividing it by average net capital; see “Presentation of Non-GAAP Information” and accompanying tables for further information.

Fourth Quarter Results

For the quarter ended December 31, 2015, reported sales decreased 9% to $547 million from $599 million a year ago. Core sales, which exclude impacts from changes in currency exchange rates, increased by approximately 1%.

Fourth Quarter Segment Sales Analysis (Change Over Prior Year)

	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Sales Growth Before Currency Effects (Core Sales)	(1%)	6%	(1%)	1%
Currency Effects (1)	(11%)	(10%)	(6%)	(10%)
Total Reported Sales Growth	(12%)	(4%)	(7%)	(9%)

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Commenting on the quarter, Stephen Hagge, President and CEO, said, “Despite several challenging conditions, including softness in several markets, we performed very well operationally. We achieved record fourth quarter earnings driven by operating margin improvements across each business segment compared to a year ago. Our Beauty + Home segment continued to see softness in the personal care market although we were encouraged to see year over year quarterly core sales increase in the beauty market for the first time in 2015. Our Pharma segment had another excellent quarter, driven by strong demand for our delivery solutions for the prescription drug and injectables markets that offset weak demand from the consumer healthcare market. Our Food + Beverage segment was negatively impacted by beverage demand seasonality. While we continued to benefit from lower input costs, we also remained focused on containing costs and improving operating efficiencies across each segment. These factors drove adjusted EBITDA margin to 19 percent and resulted in comparable adjusted earnings per share growth of 18 percent.”

AptarGroup reported earnings per share of $0.68 compared to $0.63 per share a year ago. Excluding unusual items from the current period and assuming a comparable foreign currency exchange environment, comparable earnings per share would have been $0.67 compared to $0.57 for the prior year. A reconciliation of adjusted earnings per diluted share to the most directly comparable GAAP measure is provided in the tables that accompany this press release.

Annual Results

For the year ended December 31, 2015, reported sales decreased 11% to approximately $2.3 billion from $2.6 billion a year ago. Core sales, which exclude impacts from changes in currency exchange rates, increased by approximately 1%.

Annual Segment Sales Analysis (Change Over Prior Year)

	Beauty + Home	Pharma	Food + Beverage	Total AptarGroup
Sales Growth Before Currency Effects (Core Sales)	(2%)	8%	2%	1%
Currency Effects (1)	(13%)	(13%)	(7%)	(12%)
Total Reported Sales Growth	(15%)	(5%)	(5%)	(11%)

(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

Hagge commented on the annual results, “It was a challenging year with sluggish macroeconomic conditions, foreign currency translation headwinds and softness in several key markets. Even though we faced these issues, we grew the top line on a core basis, adapted to the softer market conditions with a company-wide focus on cost containment and benefited from lower input costs. As a result, we achieved an adjusted EBITDA margin of 20 percent, return on invested capital of 14 percent and grew comparable adjusted earnings per share by 21 percent. We also executed our balanced capital allocation strategy and completed our accelerated share repurchase program, increased our dividend and announced a strategic acquisition just after the end of the year.”

AptarGroup reported earnings per share of $3.09 compared to $2.85 a year ago. Excluding exceptional items from the current period and assuming a comparable foreign currency exchange environment, comparable earnings per share would have been $3.00 compared to $2.48 for the prior year. A reconciliation of adjusted earnings per diluted share to the most directly comparable GAAP measure is provided in the tables that accompany this press release.

Outlook

Commenting on AptarGroup’s outlook, Hagge said, “We don’t anticipate significant changes in the various macro challenges that we are facing in the coming quarter. The foreign currency exchange environment is expected to have a negative impact on our reported results. We will remain flexible to adapt to changing market conditions with a continued focus on containing costs while we invest in innovation and new solutions that are designed to help our customers grow their businesses. We also look forward to closing the Mega Airless transaction and moving forward with our plans to grow our expanded airless platform globally.”

AptarGroup expects earnings per share for the first quarter, excluding any impacts from costs associated with the Mega Airless acquisition, to be in the range of $0.69 to $0.74 per share compared to $0.70 per share reported in the prior year. Assuming a comparable foreign currency exchange rate environment, comparable earnings per share for the prior year would have been approximately $0.68 per share.

Open Conference Call

There will be a conference call on Friday, February 5, 2016 at 8:00 a.m. Central Time to discuss AptarGroup’s fourth quarter and annual results for 2015. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. A replay of the conference call can also be accessed on the Investor Relations page of the website.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing solutions for the beauty, personal care, home care, prescription drug, consumer health care, injectables, food, and beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit www.aptar.com.

Presentation of Non-GAAP Information

This press release refers to certain non-GAAP financial measures, including adjusted earnings per share, adjusted EBITDA and adjusted ROIC, which exclude the impact of costs related to an acquisition and a gain from an insurance recovery that were recorded in the fourth quarter of 2015, and income from a change in the method of valuing inventory (from LIFO to FIFO) that was recorded in the second quarter of 2015. Comparable adjusted earnings per share also excludes the impact of foreign currency effects. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. AptarGroup's management believes it is useful to present these non-GAAP financial measures because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect AptarGroup’s core operating performance. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results, but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP measure is included in the accompanying tables.

This press release contains forward-looking statements. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, the ability to complete the Mega Airless acquisition; economic conditions worldwide as well as potential deflationary conditions in regions we rely on for growth; political conditions worldwide; significant fluctuations in foreign currency exchange rates; changes in customer and/or consumer spending levels; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; fluctuations in the cost of raw materials, components and other input costs; the availability of raw materials and components; our ability to increase prices, contain costs and improve productivity; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; cybersecurity threats that could impact our networks and reporting systems; fiscal and monetary policies and other regulations, including changes in tax rates; direct or indirect consequences of acts of war or terrorism; work stoppages due to labor disputes; and competition, including technological advances. For additional information on these and other risks and uncertainties, please see AptarGroup’s filings with the Securities and Exchange Commission, including its Form 10-Ks and Form 10-Qs. AptarGroup undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,

	2015	2014	2015	2014

Net Sales	$546,773	$599,185	$2,317,149	$2,597,809
Cost of Sales (exclusive of depreciation
shown below) (1)	359,969	407,284	1,502,650	1,755,266
Selling, Research & Development and
Administrative (2)	84,592	89,100	351,461	383,909
Depreciation and Amortization	35,229	38,347	138,893	152,218
Operating Income	66,983	64,454	324,145	306,416
Other Income/(Expense):
Interest Expense	(9,169)	(5,570)	(34,615)	(21,029)
Interest Income	998	1,348	5,596	4,797
Equity in results of affiliates	17	(49)	(718)	(1,917)
Miscellaneous, net (3)	2,915	(1,384)	163	(1,966)
Income before Income Taxes	61,744	58,799	294,571	286,301
Provision for Income Taxes	18,351	17,287	95,276	94,677
Net Income	$43,393	$41,512	$199,295	$191,624

Net Loss Attributable to Noncontrolling Interests	(2)	86	53	34
Net Income Attributable to AptarGroup, Inc.	$43,391	$41,598	$199,348	$191,658
Net Income Attributable to AptarGroup, Inc. Per Common Share:
Basic	$0.69	$0.65	$3.19	$2.95
Diluted	$0.68	$0.63	$3.09	$2.85

Average Numbers of Shares Outstanding:
Basic	62,461	64,368	62,585	65,009
Diluted	64,266	66,121	64,492	67,292
Notes to Condensed Consolidated Financial Statements:
(1) Cost of Sales for the year ended December 31, 2015 included approximately $7.4 million of income related to a change in inventory valuation methodology recorded in the second quarter of 2015.
(2) Selling, Research & Development and Administrative for the quarter and year ended December 31, 2015 included approximately $1.9 million of costs related to the Mega Airless acquisition.
(3) Miscellaneous, net for the quarter and year ended December 31, 2015 included approximately $2.9 million of gain on an insurance recovery.

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
Consolidated Balance Sheets

	December 31, 2015	December 31, 2014
ASSETS

Cash and Equivalents	$489,901	$399,762
Short-term Investments	29,816	-
Total Cash and Equivalents, and Short-term Investments	519,717	399,762
Receivables, net	377,038	406,976
Inventories	294,912	311,072
Other Current Assets	88,795	96,128
Total Current Assets	1,280,462	1,213,938
Net Property, Plant and Equipment	765,383	811,655
Goodwill, net	310,240	329,741
Other Assets	68,109	81,856
Total Assets	$2,424,194	$2,437,190

LIABILITIES AND EQUITY

Short-Term Obligations	$56,972	$251,976
Accounts Payable and Accrued Liabilities	340,396	352,762
Total Current Liabilities	397,368	604,738
Long-Term Obligations	762,524	588,892
Deferred Liabilities	114,596	139,644
Total Liabilities	1,274,488	1,333,274

AptarGroup, Inc. Stockholders' Equity	1,149,411	1,103,407
Noncontrolling Interests in Subsidiaries	295	509
Total Equity	1,149,706	1,103,916

Total Liabilities and Equity	$2,424,194	$2,437,190

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
(In Thousands)
Segment Information

	Three Months Ended		Year Ended
	December 31,		December 31,

	2015	2014	2015	2014
NET SALES
Beauty + Home	$302,770	$342,930	$1,272,946	$1,498,297
Pharma	174,824	181,996	712,220	751,226
Food + Beverage	69,179	74,259	331,983	348,286
Total Net Sales	$546,773	$599,185	$2,317,149	$2,597,809

SEGMENT INCOME (1)
Beauty + Home	$20,178	$17,990	$98,707	$98,368
Pharma	50,105	50,109	210,509	204,698
Food + Beverage	5,454	4,519	42,731	37,728
Corporate and Other (2)	(5,822)	(9,597)	(28,357)	(38,261)
Total Income Before Interest and Taxes	$69,915	$63,021	$323,590	$302,533
Interest Expense, Net	(8,171)	(4,222)	(29,019)	(16,232)
Income before Income Taxes	$61,744	$58,799	$294,571	$286,301

SEGMENT INCOME AS % OF NET SALES
Beauty + Home	6.7%	5.2%	7.8%	6.6%
Pharma	28.7%	27.5%	29.6%	27.2%
Food + Beverage	7.9%	6.1%	12.9%	10.8%
Notes to Condensed Consolidated Financial Statements:
(1) The Company evaluates performance of its business units and allocates resources based upon segment income, defined as earnings before net interest expense, certain corporate expenses and income taxes.
(2) Corporate and Other for the quarter and year ended December 31, 2015 included approximately $1.9 million of costs related to the Mega Airless acquisition and approximately $2.9 million of gain on an insurance recovery, and the year ended December 31, 2015 also included approximately $7.4 million of income related to a change in inventory valuation methodology recorded in the second quarter of 2015.

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
(In Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2015	2014	2015	2014
Reported net income	$43,393	$41,512	$199,295	$191,624
Reported income taxes	18,351	17,287	95,276	94,677
Reported income before income taxes	61,744	58,799	294,571	286,301
Adjustments:
Change in inventory valuation method (from LIFO to FIFO)			(7,427)
Costs associated with Mega Airless acquisition	1,892		1,892
Gain on insurance recovery	(2,900)		(2,900)
Adjusted earnings before income taxes	60,736	58,799	286,136	286,301
Interest expense	9,169	5,570	34,615	21,029
Interest income	(998)	(1,348)	(5,596)	(4,797)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	68,907	63,021	315,155	302,533
Depreciation and amortization	35,229	38,347	138,893	152,218
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$104,136	$101,368	$454,048	$454,751

Adjusted EBITDA margin (Adjusted EBITDA / Reported Net Sales)	19%	17%	20%	18%

Adjusted earnings before net interest and taxes (Adjusted EBIT)			$315,155	$302,533
Effective income tax rate (reported income taxes / reported income before income taxes)			32.3%	33.1%
Taxes on Adjusted EBIT			101,795	100,138
Adjusted EBIT After Taxes			$213,360	$202,395

AptarGroup, Inc.
Reconciliation of Capital to Stockholders' Equity (Unaudited)
(In Thousands)
	2015	2014

Total AptarGroup, Inc. Stockholders' Equity	$1,149,411	$1,103,407
Long-term obligations	762,524	588,892
Short-term obligations	56,972	251,976
	1,968,907	1,944,275
Less:
Cash and equivalents, and short-term investments	519,717	399,762
Total Capital	$1,449,190	$1,544,513

Average Capital (average of beginning of year and end of year capital)	$1,496,852	$1,604,496

Adjusted EBIT After Taxes	$213,360	$202,395
ROIC (Adjusted EBIT After Taxes / Average Capital)	14%	13%
AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.68	$0.63	$3.09	$2.85

Adjustments (1):
Cost related to the Mega Airless acquisition	0.02		0.02
Gain on an insurance recovery	(0.03)		(0.03)
Income from change in inventory valuation method			(0.08)
Foreign currency effects (2)		(0.06)		(0.37)
Adjusted Earnings Per Diluted Share	$0.67	$0.57	$3.00	$2.48

(1) Tax effects of the after-tax adjustments noted above are as follows:
	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Cost related to the Mega Airless acquisition	$0.01		$0.01
Gain on an insurance recovery	$(0.01)		$(0.01)
Income from change in inventory valuation method			$(0.03)
Foreign currency effects		$(0.02)		$(0.18)

(2) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings per share using current period exchange rates.

CONTACT:
AptarGroup, Inc.
Matthew DellaMaria
815-477-0424